Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-190078

July 30, 2013

Huntington Bancshares Incorporated

2.60% Senior Notes Due August 2, 2018 (the “Notes”)

SUMMARY OF TERMS DATED JULY 30, 2013

Issuer	Huntington Bancshares Incorporated

Security	2.60% Senior Notes Due 2018

Expected Ratings*	Baa1/BBB/BBB+ (Stable/Positive/Positive) (Moody’s/S&P/Fitch)

Note Type	Senior Notes

Legal Format:	SEC Registered (Registration Statement No. 333-190078)

Aggregate Principal Amount Offered	$400,000,000

Minimum Denominations	$2,000

Minimum Increments	$1,000

Trade Date	July 30, 2013

Settlement Date	August 2, 2013 (T+3)

Maturity Date	August 2, 2018

Interest Payment Dates	Each February 2 and August 2, commencing on February 2, 2014

Reference Benchmark	1.375% due July 31, 2018

Benchmark Yield	1.393%

Spread to Benchmark	T+125 basis points

Reoffer Yield	2.643%

Coupon	2.600%

Redemption Provision

The Issuer may redeem the Notes, in whole or in part, on or after July 2, 2018, the date that is one month prior to the maturity date, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon to the redemption date.

Price to Investors	99.800% of the face amount

Listing	None

Joint Book-Running Managers	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Passive Book-Running Manager	The Huntington Investment Company

CUSIP Number	446150AH7

ISIN Number	US446150AH79

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement related to that registration statement and other documents that the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Copies of the prospectus, preliminary prospectus supplement and any subsequently filed prospectus supplement relating to the offering may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, at (800) 294-1322 or dg.prospectus_requests@baml.com or Goldman, Sachs & Co., at (866) 471-2526 or prospectus-ny@gs.com.

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